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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Board of Directors
Evergreen Media Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Evergreen Media Corporation of our reports dated February 13, 1997, except for Note 15 as to which the date is February 19, 1997, on our audits of the consolidated financial statements and financial statement schedules of Chancellor Broadcasting Company and Subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, which reports appear in the Form 10-K dated March 28, 1997 filed by Chancellor Broadcasting Company. We also consent to the reference to our firm under the caption "Experts".

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
July 31, 1997